DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

In this document, the “Company,” “we,” “us” and “our” refer to loanDepot, Inc., a Delaware corporation. The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. References to “LD Holdings” refer to LD Holdings Group, LLC, our subsidiary.

Authorized Capitalization
Our authorized capital stock consists of 2,500,000,000 shares of Class A commons stock, par value $0.001 per share (“Class A Commons Stock”), 2,500,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Commons Stock”), 2,500,000,000 shares of Class C Common Stock, par value $0.001 per share (“Class C Commons Stock”), 2,500,000,000 shares of Class D Common Stock, par value $0.001 per share (“Class D Commons Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock
We have four classes of common stock: Class A, Class B, Class C and Class D. The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law.
Class A Common Stock
Holders of shares of our Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class A Common Stock unless they are declared or paid in the same amount in respect of Class D Common Stock, and vice versa. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof and thereafter the holders of shares of our Class A and Class D Common Stock will be entitled to share ratably our remaining assets available for distribution.
All shares of our Class A Common Stock are fully paid and non-assessable. The Class A Common Stock are not subject to further calls or assessments by us. Holders of shares of our Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There are are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, powers, preferences and privileges of our Class A Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B Common Stock
Holders of shares of our Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class B Common Stock held by each holder being equivalent to the number of Class A holding units in LD Holdings (“Holdco Units”) held by such holder. The holders of our Class B Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B Common Stock are not entitled to receive dividends. Other than their par value, holders of our Class B Common Stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.
All shares of our Class B Common Stock that may be issued will be fully paid and non-assessable. The Class B Common Stock will not be subject to further calls or assessments by us. Holders of shares of our Class B Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, powers, preferences and privileges of our Class B Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Additional shares of Class B Common Stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of shares of Class B Common Stock issued to certain members of LD Holdings (the “Continuing LLC Members”) and the number of related Holdco Units held by the Continuing LLC Members. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Member, redeem the related Holdco Units held by such Continuing LLC Member and issue Class A Common Stock to the Continuing LLC Member in connection therewith pursuant to the terms of the Holdings LLC Agreement. Our Class B Common Stock is non-transferable, other than in connection with a transfer of the related Holdco Units to a permitted transferee under the Holdings LLC Agreement, in which case a like number of shares of Class B Common Stock must be transferred to the permitted transferee.
Class C Common Stock
Holders of shares of our Class C Common Stock are entitled to five votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally, with the number of shares of Class C Common Stock held by each holder being equivalent to the number of Holdco Units held by such holder. The holders of our Class C Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class C Common Stock are not entitled to receive dividends. Other than their par value, holders of our Class C Common Stock are not entitled to receive a distribution upon our liquidation, dissolution or winding up.
The Class C common stock are not subject to further calls or assessments by us. Holders of shares of our Class C common stock do not have preemptive, subscription, redemption or conversion rights.
All shares of our Class C Common Stock are fully paid and non-assessable. The Class C Common Stock are not subject to further calls or assessments by us.
Holders of shares of our Class C Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class C Common Stock. The rights, powers, preferences and privileges of our Class C Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Shares of Class C Common Stock will only be issued in the future to the extent necessary to maintain a one- to-one ratio between the number of shares of Class C Common Stock issued to the Continuing LLC Members and the number of related Holdco Units held by the Continuing LLC Members. Shares of Class C Common Stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Member, redeem the related Holdco Units held by such Continuing LLC Member and issue Class A Common Stock or, at the election of the Continuing LLC Member pursuant to the terms of the Holdings LLC Agreement. Our Class C common stock is non-transferable, other than in connection with a transfer of the related Holdco Units to a permitted transferee under the Holdings LLC Agreement, in which case a like number of shares of Class C common stock must be transferred to the permitted transferee.
Each share of Class C Common Stock and accompanying Holdco Unit will automatically convert into one share of Class A Common Stock immediately prior to any sale or other transfer of such share by a Continuing LLC Member or any of its affiliates or permitted transferees to a non-permitted transferee.
Certain of the Continuing LLC Members own 100% of our outstanding Class C Common Stock with the number of shares of Class C Common Stock held by any such Continuing LLC Member being equivalent to the number of Holdco Units held by such Continuing LLC Member, as the case may be.

Five years from the date of our initial public offering, all shares of our Class C Common Stock will convert on a one-to-one basis into shares of our Class B Common Stock.
Class D Common Stock
Holders of shares of our Class D Common Stock are entitled to five votes for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class D Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class D Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends may not be declared or paid in respect of Class D Common Stock unless they are declared or paid in the same amount in respect of Class A Common Stock, and vice versa. With respect to stock dividends, holders of Class D Common Stock must receive Class D Common Stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class D Common Stock and Class A Common Stock will be entitled to share ratably our remaining assets available for distribution.
All shares of our Class D Common Stock are fully paid and non-assessable. The Class D Common Stock are not subject to further calls or assessments by us. Holders of shares of our Class D Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class D Common Stock. The rights, powers, preferences and privileges of our Class D Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Shares of Class D Common Stock may be exchanged at any time, at the option of the holder, for newly issued shares of Class A Common Stock, on a one-for-one basis (in which case their shares of Class D Common Stock will be cancelled on a one-for-one basis upon any such issuance).
Each share of Class D Common Stock will automatically convert into one share of Class A common stock immediately prior to any sale or other transfer of such share by a holder or its permitted transferees to a non-permitted transferee.
Five years from the date of our initial public offering, all shares of our Class D Common Stock will convert on a one-to-one basis into shares of our Class A Common Stock.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•the designation of the series;
•the number of shares of the series which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, or upon any distribution of assets of our company;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;
•the voting rights, if any, of the holders of the series; and
•such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and for so long as our Class A Common Stock is listed on the NYSE, require stockholder approval of certain issuances. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Anti–Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Stockholders Agreement
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as our stockholders agreement, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Authorized but Unissued Shares; Undesignated Preferred Stock
The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibit cumulative voting.
Stockholder Action by Written Consent and Calling of Special Meetings of Stockholders
Our amended and restated certificate of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Our amended and restated bylaws allow the chairman of the meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors.
Removal of Directors; Vacancies
Our amended and restated certificate of incorporation provides that directors may only be removed from office only for cause and only upon the affirmative vote of at least 50% of the voting power of our outstanding shares of common stock entitled to vote in the election of directors. In addition, our amended and restated certificate of incorporation provides that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled solely by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Stockholders Agreement
We have stockholders agreement with certain affiliates of Parthenon Capital Partners, our initial public offering sponsor (the “Parthenon Stockholders”), and the stockholders who held our capital stock prior to the completion of our initial public offering, including our directors, executive officers, Anthony Hsieh, our Chief Executive Officer, and his affiliates (the “Hsieh Stockholders”) (and their respective permitted transferees thereunder party thereto from time to time). Pursuant to the stockholders agreement, the Parthenon Stockholders have (i) the right to designate two nominees for election to our board of directors so long as such group owns at least 15% of the total voting power of our common stock, and (ii) otherwise one nominee for election to our board of directors so long as such group owns at least 5% of the total voting power of our common stock. Additionally, the Hsieh Stockholders, have (i) the right to designate two nominees for election to our board of directors so long as such group owns at least 5% of the total voting power of our common stock, and (ii) upon the Parthenon Stockholders’ ceasing to own more than 15% of the total voting power of our common stock, the Hsieh Stockholders shall have the right to designate an additional nominee to the our board of directors so long as (a) such nominee is independent under the NYSE listing standards and (b) the Hsieh Stockholders own greater than 25% of the total voting power of our common stock. We agree to take certain actions to support those nominees for election and include the nominees in the relevant proxy statements. The Parthenon Stockholders and the Hsieh Stockholders each additionally agree to take all necessary action, including voting their respective shares of common stock, to cause the election of the directors nominated by such other group in accordance with the terms of the stockholders agreement, and each are entitled to propose the replacement for any of its board designees whose board service ceases for any reason. The stockholders agreement also provides for certain restrictions and rights with respect to transfer and sale of our Class A Common Stock (including Class A Common Stock received following an exchange of Holdco Units and shares of Class B and Class C Common Stock pursuant to the Holdings LLC Agreement) by the parties to the stockholders agreement. The board member designation rights have the effect of making it more difficult for stockholders to change the composition of our board of directors.
Amendment to Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. In addition to any other vote otherwise required by law, any amendment, alteration, change, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock, voting as a single class.
Additionally, the DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws and provisions relating to amendments of our amended and restated certificate of incorporation;
•the provisions providing for a classified board of directors (the range of the size of the board, election and term of our directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding entering into business combinations with interested stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•the provision regarding forum selection.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation provides that Parthenon Capital Partners and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, will not constitute “interested stockholders” for purposes of this provision.
Indemnification and Limitations on Directors’ Liability
Section 145 of the DGCL grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.
Our amended and restated certificate of incorporation and bylaws indemnifies our directors and officers to the full extent permitted by the DGCL and our amended and restated certificate of incorporation also allows our board of directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
We believe that the limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, bylaws and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is sought from us, nor are we aware of any threatened litigation or proceeding that may result in an indemnification claim.
Corporate Opportunity
Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Anthony Hsieh or the Parthenon Stockholders or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for Anthony Hsieh or Parthenon Capital, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so; provided, that, with respect to Anthony Hsieh, only to the extent that such business is not a Core Business. A “Core Business” is a business in which the Company engages in a material respect and any business in which the Company is actively contemplating, at a senior executive level, engaging in a material respect, in each case, at the time of determination. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither Parthenon Capital nor any of its representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Choice of Forum
Our amended and restated certificate of incorporation provides that, unless we select or consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee, or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Further, unless we select or consent to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.